

                                                                                Exhibit 12.1

Marsh & McLennan Companies, Inc. and Subsidiaries
Ratio of Earnings to Fixed Charges
(In millions, except ratios)


                                         Three
                                        Months
                                         Ended
                                       March 31,              Years Ended December 31,
                                          2002
                                       (Unaudited)   2001    2000    1999(1)  1998   1997(2)

Earnings
--------
Income before income taxes and minority
interest                                  $  655   $1,590   $1,955   $1,255   $1,305   $  715

Interest expense                              37      196      247      233      140      107

Portion of rents representative of
the interest factor                           29      121      120      121      104       88

Amortization of capitalized interest        --       --       --          1        1        1


                                          $  721   $1,907   $2,322   $1,610   $1,550   $  911


Fixed Charges
-------------
Interest expense                          $   37   $  196   $  247   $  233   $  140   $  107

Portion of rents representative of
the interest factor                           29      121      120      121      104       88


                                          $   66   $  317   $  367   $  354   $  244   $  195


Ratio of Earnings to Fixed Charges          10.9      6.0      6.3      4.5      6.4      4.7



(1) For the year ended December 31, 1999, income before income taxes included a $337 million special charge related to the acquisition and integration of Sedgwick. Excluding that charge, the ratio of earnings to fixed charges would have been 5.5.

(2) For the year ended December 31, 1997, income before income taxes included a $244 million special charge related to the Johnson & Higgins integration, London real estate and the disposal of certain assets. Excluding that charge, the ratio of earnings to fixed charges would have been 5.9.